Exhibit 99.1

Hybrid Coating Technologies Initiates $1,500,000 Financing Round

San Francisco CA, November 24, 2014 --(MARKET WIRE) -- Hybrid Coating Technologies Inc. (HCTI) is pleased to announce that it has started to receive funds as part of a $1.5M financing round from a group of investors. The financing round is comprised of convertible debentures with a 24 month maturity and a 10% annual coupon payable in stock. The debentures are convertible into units at no less than $0.08 and no more than $0.30 per share. The debentures are only convertible 12 months from issuance or once the company’s stock has traded above $0.60.

During the nine months ended September 30, 2014, the company had net cash used on operating activities of $401,448 and for the twelve months ended December 31, 2013, the company had net cash used on operating activities of $502,095.

“We are happy to have commenced raising capital under these terms since we expect to achieve significant milestones over the next 12 months and we therefore expect the debentures to convert at $0.30 per share,” said Joseph Kristul, President and CEO of Hybrid, “As can be seen from our net cash used in operations, we have kept our annual burn rate to a minimum despite the size of the partnerships that we are working on and the potential significant revenues that are expected to ensue from these.”

Funds are being received in multiple tranches and the company expects to complete the round during the first quarter of next year. Use of proceeds include some funds to be spent on an expected upcoming joint development agreement.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release other than statements of historical fact are "forward-looking statements" that are based on current expectations and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements, including, but not limited to, the following: the ability of Hybrid Coating Technologies Inc. to provide for its obligations, to provide working capital needs from operating revenues, to obtain additional financing needed for any future acquisitions, to meet competitive challenges and technological changes, and other risks. Hybrid Coating Technologies Inc undertakes no duty to update any forward-looking statement(s) and/or to confirm the statement(s) to actual results or changes in Hybrid Coating Technologies Inc. expectations.

About Hybrid Coating Technologies
Hybrid Coating Technologies (HCT) is a San Francisco-based innovator focused on improving the quality and safety of foams, coatings and paint for industrial and commercial customers around the world. We are the exclusive licensee of Green Polyurethane™ foams, coatings, and paint – the world’s first-ever patent protected polyurethane-based foams, coatings, and paint products that eliminate toxic isocyanates from the entire production process (licensed by Nanotech Industries, Inc.).

The Problem of Conventional Foams/Coatings/Paint and Isocyanates
Conventional polyurethane (PU) paint and coatings have many disadvantages: they are porous, permeable and maintain poor hydrolytic stability. This makes the material highly vulnerable to environmental degradation and ultimately leads to their chemical decomposition, especially when in contact with water. Conventional PU foams such as spray foam insulation are applied via spraying mechanism that send toxic isocyanates in the air exposing workers to the dangers of toxic isocyanates. Strict and costly health & safety measures have to be implemented in the manufacture and application of conventional polyurethane due to the toxicity of isocyanates. This is why regulatory bodies around the world are now looking toward phasing out the use of isocyanates.

The Green Polyurethane™ Solution
Green Polyurethane™ (also referred to as “HNIPU” - hybrid non-isocyanate polyurethane) is a “hybrid” material that combines the high chemical resistance properties of epoxy and advanced durability and wear resistance properties of polyurethane, making it the perfect application for sanitary, high traffic and corrosive surface areas. As a hybrid material with superior properties, Green Polyurethane ™ can be applied in one or two coatings, providing a welcome cost-saving substitute to currently used multi-layered flooring applications. Green Polyurethane™ also provides the first sound solution to the environmental and health hazards associated with isocyanates in polyurethane. Its safety features allow it to be applied without the interruption of business due to public exposure, creating an additional 30-60% savings on application costs for customers. As a foam, it removes all the health risks associated with toxic isocyanates.

Recent Anti-Isocyanate Regulatory Pressure
EPA MDI Action Plan: The US EPA (Environmental Protection Agency) is taking progressive action to regulate and potentially ban isocyanates and has mentioned Hybrid’s technology as an alternative to toxic polyurethane in its MDI Action Plan against isocyanates (see page 4 Figovsky and Shapovalov) http://www.epa.gov/oppt/existingchemicals/pubs/actionplans/mdi.pdf

OSHA National Emphasis Program: On June 25, 2013 the Occupational Safety and Health Administration (OSHA), a division of the US Department of Labor, initiated a National Emphasis Program to protect workers from the serious health effects from occupational exposure to isocyanates. Isocyanates are found in polyurethane based products. According to OSHA, "Workers exposed to isocyanates can suffer debilitating health problems for months or even years after exposure which could result in death."

California’s Department of Toxic Substances Control (DTSC) has selected isocyanates and two others substances from a list of 1,100 toxic components that it will focus on with the goal of potentially banning them altogether within the next two years. The announcement is part of a bigger effort to educate consumers and manufacturers about product safety under the Green-Chemistry Law, which went into effect in California last year. Under the law, the agency has jurisdiction to ban these products altogether after following proper protocol. That process includes workshops, a public comment period and requiring manufacturers that want to sell these products in California to determine whether it would be feasible to use safer ingredients

Public and Media Relations:

EraStar Inc.
Steffan Dalsgaard
702-480-9800